Exhibit 99.1

News Release
Contact: Autumn M. Latimore Senior Vice President, Public Relations Director 414-278-1860 PHONE, 414-380-9082 CELL autumn.latimore@associatedbank.com
Jennifer Kaminski Vice President, Public Relations Manager 920.431.8894 PHONE, 920-360-5914 CELL jennifer.kaminski@associatedbank.com

Associated Names New CFO

Selner Retires After 39 Years of Service

GREEN BAY, Wis. – March 23, 2012 – Associated Banc-Corp (NASDAQ: ASBC) today announced that Christopher Del Moral-Niles has been named Chief Financial Officer. Niles will be succeeding Joe Selner, who after 39 years of dedicated service, will retire from Associated in the summer of 2012.

Selner joined Associated in 1973 as an internal audit manager. He quickly rose through the ranks to become Associated’s first Chief Financial Officer in 1983 and has guided the company’s finance, treasury, and reporting functions and accounting policies through the last several decades of growth and its recent challenges. Selner will remain a member of Associated’s Executive Committee until his retirement.

Niles joined Associated in July 2010 as Executive Vice President and Corporate Treasurer and was elevated to the role of Deputy Chief Financial Officer and joined the company’s Executive Committee in July 2011. In his new role, Niles will assume overall responsibility for the company’s financial management.

“I feel fortunate to have worked with Joe to restore Associated to the health we find it in today,” said Philip B. Flynn, president and CEO of Associated. “We have been working with Joe and Chris since last July to ensure a smooth transition and I am confident that Chris will build upon the strong foundations Joe has laid to advance our financial transparency and value management objectives.”

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Niles brings more than 20 years of financial services experience to his new role. He joined Associated from The First American Corporation, a diversified financial services holding company, where he held a variety of positions including serving as corporate treasurer and as divisional president for First American Trust, FSB. Previously, Niles served as senior vice president and director of liability management for Union Bank, a division of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Niles holds a bachelor’s degree in economics from the University of California at Berkeley, a master’s of business administration from UCLA, and is a Chartered Financial Analyst (CFA). Niles and his family live in Green Bay, Wisconsin where he serves as a member of the Board of Directors of the Green Bay Area Chamber of Commerce.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has more than 250 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

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